Summary Translation	Exhibit 4.83

Domestic Factoring Agreement

Contract No.：04020203-2011（EFR）00025

Borrower：Shijie Kaiyuan Auto Trade Co., Ltd.

Lender：ICBC Bank Hebei Branch

Signing Date：June 8, 2011

Loan Amount：RMB45, 000,000

Length of maturity：From June 9, 2011 to April 12, 2012

Use of Loan： Vehicle Purchases

Loan Interest：7.572%

Date of Draft：From June 9, 2011

Withdrawal Amount：RMB45, 000,000

Payment Method：  Repayments of the loan shall be in accordance with the Transfer Schedule of Accounts Receivable attached hereto.

Repayment Date：April 12, 2012

Summary Translation	Exhibit 4.83

Transfer Schedule of Accounts Receivable  ：Shijie Kaiyuan Auto Trade Co., Ltd. will transfer  a total amount of RMB 54,609,154 to ICBC Bank Hebei Branch on April 12, 2012.